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                                                                      EXHIBIT 21



Subsidiaries of the Registrant
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         The Registrant has two subsidiaries: (1) The Franklin Savings and Loan
Company, a savings and loan association chartered under the laws of the State of Ohio, and (2) DirectTeller Systems, Inc., an Ohio corporation engaged in providing computer software services for financial institutions.